CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 033-53692 of Hartford Life Insurance Company Separate Account VL I, on Form N-6, of our report dated February 11, 2009, relating to the financial statements and financial statement schedules appearing in the Annual Report on Form 10-K of Hartford Life Insurance Company as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for the fair value measurement of financial instruments in 2008, and defined benefit pension and other postretirement plans in 2006), our report dated February 20, 2008, relating to the financial statements of Hartford Life Insurance Company as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, and our report dated February 20, 2008, relating to the statements of assets and liabilities of Hartford Life Insurance Company Separate Account VL I as of December 31, 2007, and the related statements of operations and changes in net assets for the respective stated periods then ended, appearing in the Statement of Additional Information, which is part of and is incorporated by reference in such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
February 11, 2009